Exhibit 10 (49)
ADMINISTRATIVE SERVICES AGREEMENT
THIS ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) is made effective as of January 1, 2010 by and between Continental Casualty Company (“CCC”), an Illinois insurance company, and CNA Surety Corporation, a Delaware corporation (“Surety”).
W I T N E S S E T H:
     WHEREAS, CNA Financial Corporation, a Delaware corporation (“CNAF”), indirectly owns all of the issued and outstanding common stock of CCC and CCC owns the majority of the issued and outstanding common stock of Surety;
     WHEREAS, CCC is the employer of the individuals who perform services for CNAF, along with CNAF’s subsidiaries and affiliates (collectively, the “CNA Companies”), and is the primary CNAF subsidiary that contracts with third parties to obtain goods and services on behalf of the CNA Companies;
     WHEREAS, both parties acknowledge and agree that it is to their mutual benefit to have CCC provide certain administrative services to Surety in exchange for fair and reasonable compensation, all in accordance with the terms and conditions set forth herein; and
     WHEREAS, both parties acknowledge and agree that it is to their mutual benefit to have Surety provide certain administrative services to CCC in exchange for fair and reasonable compensation, all in accordance with the terms and conditions set forth herein;
     NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:
1. Administrative Services To Be Provided by CCC. In exchange for the CCC Administrative Services Fee (as defined in Section 6), CCC shall provide to Surety certain administrative services which shall include, but not be limited to, the services described below (collectively, the “CCC Administrative Services”):
     (a) Corporate Insurance. CCC will place certain corporate insurance policies for the protection of the assets and revenues of CNAF and will assist in coordinating coverage between CCC and Surety.
     (b) Internal Audit. CCC will perform various operating, claims, underwriting, information technology systems, designated underwriting authority and financial and premium audits annually or as otherwise mutually determined.
     (c) Financial Accounting & Reporting. CCC will assist Surety with various accounting/financial reporting issues, including monthly and quarterly financial close activities, as well as with other related matters as needed.
     (d) Information Technology. Where permitted by the underlying license or use agreements, CCC will provide Surety access to CCC’s voice and data networks, as well as access to CCC’s enterprise software, obtaining any necessary permission or licensing as may be required.
     (e) Business Reports. Where permitted by the underlying license or subscription agreements, CCC will provide Surety access to certain third party business reports to which CCC subscribes, obtaining any necessary permission or licensing as may be required.

     (f) Compliance. CCC will assist Surety with its Sarbanes-Oxley compliance program, as well as other compliance programs, and periodically provide compliance auditing services. Surety may also utilize CCC’s online Risk Control Tracking System (RCTS) for Sarbanes-Oxley compliance reporting purposes.
     (g) Contract Administration. CCC will provide contract administration services to Surety, including, without limitation, sourcing, procurement and negotiation services, as needed.
     (h) Real Estate Services. CCC will procure and provide office space to Surety including the negotiation of rents and lease terms, as well as the provision of facilities planning and management services, all as needed.
     (i) Human Resources. CCC will provide associate survey and compensation survey materials and other various human resource materials to Surety on an annual basis. In addition, CCC will make available to Surety CCC’s web-based training.
     (j) Legal. CCC will provide contract review and legal counsel to Surety as needed.
     (k) Marketing. CCC will provide marketing services to Surety as needed.
     (l) Organizational Development and Training. CCC will provide Surety with access to hard-copy and on-line training materials and standard talent review tools for succession planning.
     (m) Tax Preparation. CCC will assist Surety with state and federal income tax preparation and provide tax consulting services as needed.
Surety may, from time to time, elect to expand or otherwise modify the specific CCC Administrative Services enumerated above at mutually acceptable rates determined in accordance with the methodologies applicable to the calculation of the CCC Administrative Services Fee, as further described in Section 6.
2. Services To Be Provided By Surety. In exchange for the Surety Administrative Services Fee (as defined in Section 7), Surety, through its subsidiary Western Surety Company, shall provide to CCC certain administrative services which shall include, but not be limited to, the services described below (collectively, the “Surety Administrative Services”):
     (a) Agency Licensing Services. Surety will assist CCC, along with other subsidiaries and affiliates of CCC, with the provision of certain agency licensing, appointment and related agent record-keeping services, as needed.
     (b) Agency Contracts. Surety will assist CCC, along with other subsidiaries and affiliates of CCC, with the maintenance of agency contracts, as needed.
CCC may, from time to time, elect to expand or otherwise modify the specific Surety Administrative Services enumerated above at mutually acceptable rates determined in accordance with the methodologies applicable to the calculation of the Surety Administrative Services Fee, as further described in Section 7.
3. Employees. CCC authorizes its employees (collectively, the “CCC Employees”) to perform the CCC Administrative Services for Surety and Surety consents to receive the CCC Administrative Services through the CCC Employees. Similarly, Surety authorizes its employees (collectively, the “Surety Employees”) to perform the Surety Administrative Services for CCC and CCC consents to receive the Surety Administrative Services through the Surety Employees. Notwithstanding any provision in this Agreement to the contrary, however, CCC shall continue to remain the sole employer of the CCC Employees and Surety shall continue to remain the sole employer of the Surety Employees.

4. Control & Responsibility. CCC shall provide all CCC Administrative Services under the sole ultimate direction and control of Surety’s senior management. Similarly, Surety shall provide all Surety Administrative Services under the sole ultimate direction and control of CCC’s senior management. As a result, notwithstanding any provision in this Agreement to the contrary, Surety shall retain ultimate liability and responsibility for the CCC Administrative Services and CCC shall retain ultimate liability and responsibility for the Surety Administrative Services.
5. Term. The term of this Agreement (“Term”) shall commence effective as of January 1, 2010 and shall automatically renew each year until the earlier to occur of the following: (a) either party elects to terminate this Agreement by providing written notice to the remaining party at least thirty (30) days in advance of the date on which the termination is to take effect; or (b) a change in control occurs as to either party such that it is no longer ultimately owned, in whole or in part, by CNAF, in which event this Agreement shall automatically terminate immediately upon the date on which the change in control takes effect.
6. CCC Administrative Services Fee.
     (a) In exchange for the CCC Administrative Services, Surety hereby covenants and agrees to remit to CCC compensation in the manner set forth in Appendix A attached hereto and incorporated herein (“CCC Administrative Services Fee”). The CCC Administrative Services Fee shall be: (1) substantially equivalent to the parties’ good faith estimate of Surety’s anticipated usage of the then current definition of the CCC Administrative Services; (2) based on an equitable allocation of the actual costs incurred by CCC in providing the CCC Administrative Services including, without limitation, salaries, rent, utility charges, legal expenses and auditing fees, as well as sales, excise, value added and real estate taxes; and (3) in conformity with customary insurance accounting practices consistently applied in compliance with applicable governmental rules and regulations in a manner that reflects the reasonable, customary and usual charges for the CCC Administrative Services established in accordance with prudent and rational cost accounting methodologies and in conformity with applicable arm’s length pricing regulations. The CCC Administrative Services Fee shall also include reimbursement to CCC for any and all third party charges CCC incurs in connection with the CCC Administrative Services, plus an arm’s length markup of certain costs to the extent they involve any of the CCC Administrative Services that are not eligible for allocation to Surety under the services cost method (SCM), as defined by the U.S. Internal Revenue Service from time to time (see e.g., Treasury Regulation §1.482-9T(b)).
     (b) The portion of the CCC Administrative Services Fee related to procuring and providing office space, along with related real estate services, to Surety pursuant to Section 1(h) (“CCC Real Estate Services Fee”) is initially calculated based on Surety’s percentage of rentable square feet in each office location as negotiated between both parties at the time the lease is executed. For the purpose of calculating the CCC Real Estate Services Fee, Surety’s percentage of rentable square feet will remain unchanged until any one of the following conditions is met: (1) Surety request to occupy and subsequently occupies additional space in the office location; (2) the percentage is renegotiated between both parties due to a significant change in the number of occupants in the office location; (3) the lease term is modified; or (4) the lease expires. Although CCC shall monitor periodic changes to Surety’s percentage of rentable square feet, for administrative convenience, the parties shall true up the CCC Real Estate Services Fee on an annual basis through the ordinary course of reconciling accounts between the parties. The results of the true up shall be mutually agreed by the parties, as evidenced by the approval of CCC’s Controller and Surety’s Chief Financial Officer (or their respective designees), which approval need not be in writing. Except as provided in this Section 6(b) and Sections 6(c) and 6(d), the CCC Administrative Services Fee shall be fixed and shall not be subject to any true up or other modification, regardless of Surety’s use or non-use of the CCC Administrative Services.

     (c) The addition or deletion of any recurring CCC Administrative Services that are material in nature or dollar amount shall be provided at mutually acceptable rates determined in accordance with the methodologies applicable to the calculation of the CCC Administrative Services Fee, as described in this Section 6. The adjustment to the CCC Administrative Services Fee shall be evidenced by a mutually executed updated version of Appendix A which shall automatically supersede and replace in its entirety the then current version of Appendix A.
     (d) The addition or deletion of any non-recurring CCC Administrative Services, whether or not material in nature or dollar amount, shall be provided at mutually acceptable rates determined in accordance with the methodologies applicable to the calculation of the CCC Administrative Services Fee, as described in this Section 6. The adjustment to the CCC Administrative Services Fee shall be mutually approved by CCC’s Controller and Surety’s Chief Financial Officer (or their respective designees), which approval need not be in writing.
7. Surety Administrative Services Fee.
     (a) In exchange for the Surety Administrative Services, CCC hereby covenants and agrees to remit to Surety compensation in the manner set forth in Appendix B attached hereto and incorporated herein (“Surety Administrative Services Fee”). The Surety Administrative Services Fee shall be: (1) substantially equivalent to the parties’ good faith estimate of CCC’s anticipated usage of the then current definition of the Surety Administrative Services; (2) based on an equitable allocation of the actual costs incurred by Surety in providing the Surety Administrative Services including, without limitation, salaries, rent, utility charges, legal expenses and auditing fees, as well as sales, excise, value added and real estate taxes; and (3) in conformity with customary insurance accounting practices consistently applied in compliance with applicable governmental rules and regulations in a manner that reflects the reasonable, customary and usual charges for the Surety Administrative Services established in accordance with prudent and rational cost accounting methodologies. The Surety Administrative Services Fee shall also include reimbursement to Surety for any and all third party charges Surety incurs in connection with the Surety Administrative Services including, but not limited to, those imposed by state insurance regulators, plus an arm’s length markup of certain costs to the extent they involve any of the Surety Administrative Services that are not eligible for allocation to CCC at cost. Except as provided in Sections 7(b) and 7(c), the Surety Administrative Services Fee shall be fixed and shall not be subject to any true up or other modification, regardless of CCC’s use or non-use of the Surety Administrative Services.
     (b) The addition or deletion of any recurring Surety Administrative Services that are material in nature or dollar amount shall be provided at mutually acceptable rates determined in accordance with the methodologies applicable to the calculation of the Surety Administrative Services Fee, as described in this Section 7. The adjustment to the Surety Administrative Services Fee shall be evidenced by a mutually executed updated version of Appendix B which shall automatically supersede and replace in its entirety the then current version of Appendix B.
     (c) The addition or deletion of any non-recurring Surety Administrative Services, whether or not material in nature or dollar amount, shall be provided at mutually acceptable rates determined in accordance with the methodologies applicable to the calculation of the Surety Administrative Services Fee, as described in this Section 7. The adjustment to the Surety Administrative Services Fee shall be mutually approved by CCC’s Controller and Surety’s Chief Financial Officer (or their respective designees), which approval need not be in writing.
8. Compliance with Laws. Both parties shall comply with applicable laws in effect from time to time including, without limitation, the Foreign Corrupt Practices Act of 1977 and the Patriot Act, as well as regulations and restrictions imposed by the U.S. Treasury’s Office of Foreign Assets Control.

9. Choice of Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the state of Illinois without regard to conflict or choice of law principles. If any covenant, condition, or provision herein is held to be invalid, the invalidity thereof shall be severable from the remainder of this Agreement and shall not in any way affect any other covenant, condition or provision herein.
10. Entire Agreement. This Agreement constitutes the entire agreement between CCC and Surety relating to the administrative services they provide to one another, and any prior agreements whether verbal or written have been superseded, merged and integrated into this Agreement including, without limitation, that certain Restated Administrative Services Agreement, dated as of July 1, 2004, by and between the parties, which agreement shall be automatically be terminated and of no further force and effect immediately upon the date upon which this Agreement takes effect. Notwithstanding the foregoing, however, any reinsurance agreements between the parties shall continue to remain in full force and effect and shall not be superseded, merged or integrated into this Agreement.
11. Successors & Assigns; No Third Party Beneficiaries. This Agreement shall be binding on and inure to the benefit of both parties and their respective successors and permitted assigns and may not be modified or amended orally, but only in a writing signed by all parties. Surety may not assign its rights or obligations under this Agreement without the prior written consent of CCC, which consent may be withheld in CCC’s sole and absolute discretion. This Agreement shall be solely for the benefit of the parties hereto and no other person or entity (with the exception of successors and permitted assigns) shall be a third-party beneficiary.
12. Non-Waiver. No failure or delay by either party in exercising any right with respect to this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.
13. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. In addition, this Agreement may be executed via facsimile and that facsimile signatures shall be valid and binding for all purposes
     IN WITNESS WHEREOF, the parties have executed and delivered this Administrative Services Agreement as of the date first above written.

Continental Casualty Company	CNA Surety Corporation

By:	By:
Printed Name:	Printed Name:

Title:	Title:

Attest:

By:
Printed Name:
Title:

Appendix A
Administrative Services Agreement by and between Continental Casualty Company and
CNA Surety Corporation (“Agreement”)
Administrative Services Fee
Pursuant to Section 6 of the Agreement, the CCC Administrative Services Fee shall be four million four hundred sixty-nine thousand one hundred forty dollars ($4,469,140). The CCC Administrative Services Fee shall be payable in twelve (12) equal installments on or before the last day of each month during the Term, either through cash or an inter-company credit. If the Term ends during the course of a calendar year, the CCC Administrative Services Fee shall be equitably pro-rated.
Based on surveys conducted by CCC to identify all planned activities to be performed by CCC for the benefit of Surety, the estimated cost of providing the CCC Administrative Services was determined by using time and cost estimates developed by subject matter experts during the 2010 annual corporate planning cycle. Hourly cost rates are based on average employee cost rates by pay grade and include, without limitation, the cost of employee salaries, benefits, payroll taxes, space utilization, end-user computing, corporate insurance, and human resources support.
As provided in Section 6(b) of the Agreement, the parties shall true up the CCC Real Estate Services Fee on an annual basis through the ordinary course of reconciling accounts between the parties. The results of the true up shall be mutually agreed by the parties, as evidenced by the approval of CCC’s Controller and Surety’s Chief Financial Officer (or their respective designees), which approval need not be in writing. Except as provided in Section 6(b) and Sections 6(c) and 6(d) of the Agreement, the CCC Administrative Services Fee shall be fixed and shall not be subject to any true up or other modification, regardless of Surety’s use or non-use of the CCC Administrative Services.
The expansion or other modification of the specific CCC Administrative Services shall be provided at mutually acceptable rates determined in accordance with the methodologies applicable to the calculation of the CCC Administrative Services Fee, as further described in Section 6 of the Agreement. The addition or deletion of any non-recurring CCC Administrative Services shall be mutually approved by CCC’s Controller and Surety’s Chief Financial Officer (or their respective designees), which approval need not be in writing, but the addition or deletion of any recurring CCC Administrative Services that are material in nature or dollar amount shall be evidenced by a mutually executed updated version of Appendix A which shall automatically supersede and replace in its entirety the then current version of Appendix A.

Appendix B
Administrative Services Agreement by and between Continental Casualty Company and
CNA Surety Corporation (“Agreement”)
Surety Administrative Services Fee
Pursuant to Section 7 of the Agreement, the Surety Administrative Services Fee shall initially be set at one million three hundred thirty-five thousand fifty-five dollars ($1,335,055).
The Surety Administrative Services Fee shall be payable in twelve (12) equal installments on or before the last day of each month during the Term, either through cash or an inter-company credit. If the Term ends during the course of a calendar year, the Surety Administrative Services Fee shall be equitably pro-rated. On or before the last day of each month, Surety shall provide CCC with a statement of all third party fees it incurred during such month in connection with the Surety Administrative Services. Reimbursement of such fees shall be payable, either through cash or an inter-company credit, within ten (10) business days.
Based on surveys conducted by Surety to identify all planned activities to be performed by Surety for the benefit of CCC, the estimated cost of providing the Surety Administrative Services was determined by using time and cost estimates developed by subject matter experts during the 2010 annual corporate planning cycle. Hourly cost rates are based on an average employee cost rate, and include, without limitation, the cost of employee salaries, benefits, payroll taxes, space utilization, end-user computing, corporate insurance, and human resources support.
Except as provided in Sections 7(b) and 7(c) of the Agreement, the Surety Administrative Services Fee shall be fixed and shall not be subject to any true up or other modification, regardless of CCC’s use or non-use of the Surety Administrative Services.
The expansion or other modification of the specific Surety Administrative Services shall be provided at mutually acceptable rates determined in accordance with the methodologies applicable to the calculation of the Surety Administrative Services Fee, as further described in Section 7 of the Agreement. The addition or deletion of any non-recurring Surety Administrative Services shall be mutually approved by CCC’s Controller and Surety’s Chief Financial Officer (or their respective designees), which approval need not be in writing, but the addition or deletion of any recurring Surety Administrative Services that are material in nature or dollar amount shall be evidenced by a mutually executed updated version of Appendix B which shall automatically supersede and replace in its entirety the then current version of Appendix B.